EXHIBIT 99.1

Virpax Announces Agreement with the U.S. Department of Health and Human Services for the Developmental Extension for NES100 Towards IND for Acute and Chronic Non-Cancer Pain Alternative

BERWYN, PA – November 21, 2024 – Virpax Pharmaceuticals, Inc. (Nasdaq: VRPX) (“Virpax” or the “Company”), a company specializing in developing pharmaceutical products for pain management, announced that it has been granted an extension of its cooperative research and development agreement with the National Center for Advancing Translational Sciences (NCATS), an institute/center of the National Institutes of Health (NIH), U.S. Department of Health and Human Services. This collaboration is for the continued development of Virpax’s product candidate, NES100, an intranasal peptide, for the management of acute and chronic non-cancer pain.

NES100 is an enkephalin drug product based on a type of nanotechnology delivery approach. Enkephalin is a naturally occurring (endogenous) peptide that is not easily administered in its original form. We believe that the nanotechnology may enable and enhance the delivery of this metabolically labile peptide drug into the brain. NES100 is the first investigational product formulation delivered via the nasal route with the potential to enhance enkephalin transport to the brain. NES100 uses a preassembled device and cartridge to propel the enkephalin formulation through the nose to the brain by flowing along the olfactory nerve pathway. The Molecular Envelope Technology (MET) is designed to protect and help carry the drug to the brain with the goal of promptly suppressing pain by binding to the delta opioid receptors. NES100 has demonstrated analgesic potential in animal models without the development of opioid tolerance, withdrawal, respiratory depression, euphoria, or addiction associated with use of opioids.

Jatinder Dhaliwal, Chief Executive Officer of Virpax, commented, “We are excited that this collaboration has been extended with NCATS and the NIH Helping to End Addiction Long-term (HEAL) initiative as we believe that it may help Virpax develop an effective and safe alternative to conventional opioids used by patients to manage acute and chronic pain. We believe that the NIH/NCATS collaborative agreement will enable our team to maintain momentum in both our pre-

About Virpax Pharmaceuticals

Virpax is developing branded, non-addictive pain management products candidates using its proprietary technologies to optimize and target drug delivery. Virpax is initially seeking FDA approval for two prescription drug candidates that employ two different patented drug delivery platforms. Probudur™ is a single injection liposomal bupivacaine formulation being developed to manage post-operative pain and Envelta™ is an intranasal molecular envelope enkephalin formulation being developed to manage acute and chronic pain, including pain associated with cancer. Virpax is also using its intranasal Molecular Envelope Technology (MET) to develop one other prescription product candidate, NobrXiol™, which is being developed for the nasal delivery of a pharmaceutical-grade cannabidiol (CBD) for the management of rare pediatric epilepsy. Virpax has competitive cooperative research and development agreements (CRADAs) for two of its prescription drug candidates, one with the National Institutes of Health (NIH) and one with the Department of Defense (DOD). Virpax is also seeking partners for two nonprescription product candidates: AnQlar, which is being developed to inhibit viral replication caused by influenza or SARS-CoV-2, and Epoladerm™, which is a topical diclofenac spray film formulation being developed to manage pain associated with osteoarthritis. For more information, please visit https://www.virpaxpharma.com.and follow us on Twitter, LinkedIn and YouTube.

Forward-Looking Statements

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, as amended, including those described below. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events and involve known and unknown risks, uncertainties, and other factors, including the additional capital which will be necessary to complete studies and clinical trials that the Company plans to initiate and other factors listed under “Risk Factors” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q that the Company has filed with the U.S. Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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